EX-FILING FEES

Calculation of Filing Fee Tables

Form S-4
(Form Type)

Seacoast Banking Corporation of Florida
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.10 per share	Other	12,871,842	(1)	N/A	$473,031,874.42	(2)	0.000110200	$52,128.11	(3)
Fees Previously Paid	—	—	—	—		—	—			—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—	—			—
	Total Offering Amounts									$52,128.11
	Total Fees Previously Paid									$0.00
	Total Fee Offsets									$0.00
	Net Fee Due									$52,128.11

(1)	Represents the maximum number of shares of Seacoast Banking Corporation of Florida common stock, par value $0.10 per share, that could be issued to holders of common stock of Professional Holding Corp. in connection with the merger described herein. This number is based upon 14,448,133 shares of Professional Banking Corp. common stock outstanding as of August 5, 2022, multiplied by 0.8909, the exchange ratio for Professional Holding Corp. shares in the merger. Pursuant to Rule 416, this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions. In the event the number of shares of common stock required to be issued to consummate the merger described herein is increased after the date this registration statement is declared effective, Seacoast Banking Corporation of Florida will register such additional shares in accordance with Rule 413 under the Securities Act of 1933, as amended (the “Securities Act”), by filing a registration statement pursuant to Rule 462(b) or Rule 429 under the Securities Act, as applicable, with respect to such additional shares.

(2)	Computed in accordance with Rule 457(f)(2) solely for the purpose of calculating the registration fee and based upon $32.74 (the book value as of August 5, 2022 of 14,448,133 shares of Professional Holding Corp. common stock to be acquired, which includes the total number of shares of Professional Holding Corp. common stock outstanding or issuable pursuant to options or other rights).

(3)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.000110200.